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                                                                       EXHIBIT 8



Goodwin Procter                   Goodwin Procter LLP        T: 617.570.1000
                                  Counsellors at Law         F: 617.523.1231
                                  Exchange Place             goodwinprocter.com
                                  Boston, MA 02109



                                 May 4, 2004


Capital Crossing Preferred Corporation
Capital Crossing Bank
101 Summer Street
Boston, MA 02110

         RE:  CERTAIN FEDERAL INCOME TAX MATTERS

Ladies and Gentlemen:

         This opinion is delivered to you in our capacity as counsel to Capital Crossing Preferred Corporation, a Massachusetts corporation (the "Company"), in connection with the offering and sale of up to 1,725,000 shares of Noncumulative Exchangeable Preferred Stock, Series D, par value $0.01 per share, of the Company, as set forth in the registration statement dated April 7, 2004, as amended (the "Registration Statement").

         This opinion letter relates to the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and the accuracy of certain statements in the Registration Statement.

         In rendering our opinions, we have reviewed the Registration Statement and the descriptions set forth therein of the Company and its current and proposed investments and activities. We also have examined the Restated Articles of Organization of the Company, the Bylaws of the Company, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein. The foregoing documents, including the Registration Statement, are referred to herein as the "Documents."

         In rendering our opinions, we have relied upon the representations of the Company set forth in a representation letter delivered to us in connection with this opinion letter regarding the manner in which the Company has been and will be owned and operated. We also have relied on the statements contained in the Documents regarding the current and proposed operation and ownership of the Company and its affiliates. We have neither independently investigated nor verified such representations or statements, and we assume that such representations and statements are true, correct and complete and that all representations made "to the best of the knowledge and belief" of any person(s) or party(ies) or with similar qualification are and will be true, correct and complete as if made without such qualification. We also assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents.

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Capital Crossing Preferred Corporation
Capital Crossing Bank
May 4, 2004
Page 2

         In rendering our opinions, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vi) the accuracy and completeness of all records made available to us,
(vii) the factual accuracy of all representations, warranties and other statements made by all parties, and (viii) the continued accuracy of all documents, certificates, warranties and covenants on which we have relied in rendering our opinions and that were given or dated earlier than the date of this letter, insofar as relevant to our opinions, from such earlier date through and including the date of this letter.

         Based upon and subject to the foregoing, we are of the opinion that:

         (i) (1) At all times commencing with the Company's tax year ending on December 31, 1998 through the tax year ending on December 31, 2003 and for the period beginning January 1, 2004 and ending on the date hereof, the Company was organized and operated in conformity with the requirements for qualification and taxation as a REIT pursuant to sections 856 through 860 of the Code, and (2) its organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

         (ii) The discussion set forth under the caption "Federal Income Tax Consequences" in the Registration Statement, to the extent that such discussion constitutes matters of law, summaries of legal matters or legal conclusions, is accurate in all material respects.

         We express no opinion herein other than the opinions expressly set forth above. Furthermore, the Company's qualification as a REIT depends on the Company meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, and other requirements of the Code necessary for a corporation to qualify as a REIT. We have not reviewed and will not in the future review these operations, and no assurance can be given that the actual operations of the Company and its affiliates have met or will meet in the future these requirements or the representations made to us with respect thereto. You should recognize that our opinions are not binding on a court or the Internal Revenue Service and that a court or the Internal Revenue Service may disagree with our opinions. The discussion and conclusions set forth above are based upon current provisions of the Code and the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. Changes in applicable law could adversely affect our opinions.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Goodwin Procter LLP under the caption "Federal Income Tax Consequences" in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

                                                      Very truly yours,

                                                      /s/ Goodwin Procter LLP

                                                      GOODWIN PROCTER LLP